Exhibit 99.4

Report of Independent Auditors

The Board of Directors
Bluegrass Container Holdings, LLC

We have audited the accompanying balance sheets of Bluegrass Container Holdings, LLC (the Company) as of December 31, 2006 and 2005, and the related statements of operations, statements of changes in equity, and cash flows for the period from July 1, 2006 to December 31, 2006 (Successor), the period from January 1, 2006 to June 30, 2006, and for each of the two years in the period ended December 31, 2005 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the period from July 1, 2006 to December 31, 2006 (Successor), the period from January 1, 2006 to June 30, 2006, and for each of the two years in the period ended December 31, 2005 (Predecessor), in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the financial statements, on December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement benefit plans to conform with Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined-Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132 (R). As discussed in Note 3 to the financial statements, the Company also changed its method of accounting for maintenance costs to conform with Financial Accounting Standards Board Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities.

/s/  Ernst & Young LLP

Chicago, Illinois
April 3, 2007

BLUEGRASS CONTAINER HOLDINGS, LLC

BALANCE SHEETS

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

ASSETS
Current Assets:
Cash and Equivalents	$99.2	$—
Receivables, Net	185.8	18.8
Inventories	231.3	152.8
Other Current Assets	10.7	3.4

Total Current Assets	527.0	175.0
Property, Plant and Equipment, Net	621.6	358.7
Goodwill	358.9	279.0
Intangible Assets, Net	134.3	1.9
Deferred Debt Issue Costs	22.5	—
Other Assets	6.9	7.2

Total Assets	$1,671.2	$821.8

LIABILITIES
Current Liabilities:
Short-Term Debt	$10.5	$0.8
Accounts Payable	145.2	79.3
Accrued Liabilities	70.1	55.1
Restructuring	6.9	—
Deferred Income Taxes	—	11.7

Total Current Liabilities	232.7	146.9
Long-Term Debt	1,152.8	16.1
Deferred Tax Liabilities	0.2	80.9
Accrued Pension and Postretirement Benefits	35.8	—
Other Noncurrent Liabilities	5.2	1.3

Total Liabilities	1,426.7	245.2

EQUITY
Smurfit-Stone Container Enterprises, Inc. Investment	—	576.6
Contributed Capital	305.0	—
Accumulated Deficit	(53.5)	—
Accumulated Other Comprehensive Loss	(7.0)	—

Total Equity	244.5	576.6

Total Liabilities and Equity	$1,671.2	$821.8

The accompanying notes are an integral part of the financial statements

BLUEGRASS CONTAINER HOLDINGS, LLC

STATEMENTS OF OPERATIONS

	Successor	Predecessor
	July 1, 2006 to	January 1, 2006 to	Year Ended December 31,
	December 31,	June 30,	Predecessor	Predecessor
	2006	2006	2005	2004

	In millions
Net Sales	$964.2	$789.4	$1,584.4	$1,541.2
Cost of Sales	881.3	699.0	1,381.1	1,338.2
Selling, General and Administrative	89.7	75.4	141.0	137.9
Litigation Charge	—	—	4.0	—
Restructuring	—	—	5.0	1.9
(Gain) Loss on Sale of Assets	—	(0.1)	(0.1)	0.1

Income (Loss) from Operations	(6.8)	15.1	53.4	63.1
Interest Income	2.7	—	—	—
Interest Expense	(48.5)	(0.6)	(1.2)	(0.9)
Other (Expense) Income, Net	(0.4)	—	0.1	0.2

Income (Loss) before Income Taxes	(53.0)	14.5	52.3	62.4
Income Tax Expense	(0.5)	(5.8)	(20.9)	(24.8)

Net (Loss) Income	$(53.5)	$8.7	$31.4	$37.6

The accompanying notes are an integral part of the financial statements

BLUEGRASS CONTAINER HOLDINGS, LLC

STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	July 1, 2006 to	January 1, 2006 to	Year Ended December 31,
	December 31,	June 30,	Predecessor	Predecessor
	2006	2006	2005	2004

	In millions

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(53.5)	$8.7	$31.4	$37.6
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	42.5	20.4	40.4	39.5
Deferred Income Taxes	(0.2)	(10.7)	(11.1)	5.1
Amortization of Deferred Debt Issuance Costs	1.8	—	—	—
Asset Retirements Gain	—	(0.1)	(0.1)	—
Non-cash Restructuring Charges	—	—	2.5	(1.1)
Changes in Operating Assets & Liabilities:
Accounts Receivable, Net	(143.5)	3.6	3.1	(7.3)
Inventories	59.5	(8.4)	14.1	(6.8)
Prepaid Expenses and Other Current Assets	0.8	(2.2)	(0.4)	(1.9)
Accounts Payable and Accrued Liabilities	50.7	(12.9)	1.6	7.8
Other, Net	0.8	0.1	1.1	(4.7)

Net Cash (Used in) Provided by Operating Activities	(41.1)	(1.5)	82.6	68.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(21.4)	(39.0)	(37.9)	(31.5)
Acquisitions, Net of Cash Received	(1,281.4)	—	(1.5)	—
Proceeds from Disposal of Property/Other	0.3	0.3	0.5	6.0

Net Cash Used in Investing Activities	(1,302.5)	(38.7)	(38.9)	(25.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings of Long-term Debt	(2.8)	0.1	(2.1)	(0.7)
Proceeds from Debt	1,165.0	—	1.0	4.7
Cash Contribution from Parent	305.0	—	—	—
Deferred Debt Issuance Costs	(24.4)	—	—	(0.2)
Net Advances from (to) SSCE	—	40.1	(42.6)	(46.5)

Net Cash Provided by (Used in) Financing Activities	1,442.8	40.2	(43.7)	(42.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	—	—

Net Increase in Cash and Equivalents	99.2	—	—	—
Cash and Equivalents at Beginning of Period	—	—	—	—

CASH AND EQUIVALENTS AT END OF PERIOD	$99.2	$—	$—	$—

The accompanying notes are an integral part of the financial statements

BLUEGRASS CONTAINER HOLDINGS, LLC

STATEMENTS OF CHANGES IN EQUITY

				Accumulated
				Other
	SSCE	Contributed	Accumulated	Comprehensive
	Investment	Capital	Deficit	Income (Loss)	Total
	In millions

Predecessor Balances at December 31, 2003	$596.7	$—	$—	$—	$596.7
Net Income	37.6	—	—	—	37.6
Net Advances to SSCE	(46.5)	—	—	—	(46.5)
Balances at December 31, 2004	587.8	—	—	—	587.8
Net Income	31.4	—	—	—	31.4
Net Advances to SSCE	(42.6)	—	—	—	(42.6)

Balances at December 31, 2005	576.6	—	—	—	576.6
Net Income	8.7	—	—	—	8.7
Net Advances from SSCE	29.8	—	—	—	29.8

Balances at June 30, 2006	$615.1	$—	$—	$—	$615.1

Successor
Balances at July 1, 2006
Capital Contribution	$—	$305.0	$—	$—	$305.0
Net Loss	—	—	(53.5)	—	(53.5)
Net Loss on Derivative Instruments	—	—	—	(2.1)	(2.1)

Comprehensive Loss	—	—	—	—	(55.6)
Adjustment to Initially Apply FASB Statement 158	—	—	—	(4.9)	(4.9)

Balances at December 31, 2006	$—	$305.0	$(53.5)	$(7.0)	$244.5

The accompanying notes are an integral part of the financial statements

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements

1.	Organization and Description of Business

Organization:  Altivity Packaging, LLC (formerly known as Bluegrass Container Company, LLC) (“Altivity,” or “Successor”), a Delaware limited liability company and a wholly-owned subsidiary of Bluegrass Container Holdings, LLC (“BCH”), purchased substantially all of the assets of the Consumer Packaging Division (“CPD” or the “Predecessor”) of Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“SSCC”) (the “CPD acquisition”). BCH is majority-owned by investment vehicles affiliated with TPG Capital, L.P. (“TPG”). Altivity completed the CPD acquisition on June 30, 2006. In October 2006, the acquisition price was reduced $5.0 million as a result of the finalization of the working capital adjustments. The net assets acquired totaled $946.2 million which, net of the working capital adjustment of $5.0 million and other transaction costs of $40.2 million, resulted in a net payment to SSCE of $911.0 million.

On August 16, 2006, Altivity completed the acquisition of substantially all of the operational assets of Field Holdings, Inc., a Delaware corporation, Field Container Company, L.P., a Delaware limited partnership, and Field Container Management Corporation, a Delaware corporation (the “Field Companies”). In September 2006, the acquisition price was increased as a result of the finalization of the working capital adjustments. The net assets acquired totaled $335.3 million (net of $5.0 million in retained liabilities), which included a net working capital adjustment of $2.1 million, other transaction costs of $13.2 million, and the repayment of the Field Companies’ indebtedness of $92.9 million.

BCH conducts no significant business and has no independent assets or operations other than its ownership of Altivity.

The purchase price for both the CPD acquisition and the Field acquisition exceeded the fair value of the underlying assets acquired and liabilities assumed due to the expectation by BCH of enhancing the profits of the combined entities through the realization of synergistic efficiencies, optimization of the combined assets, enhanced productivity and numerous cost reduction efforts.

Description of Business:  Altivity is a major manufacturer of consumer packaging products and one of the largest privately held packaging companies in the United States. Altivity is a leading producer of paperboard and manufactures folding cartons; multi-wall and consumer bag packaging; plastic packaging; label solutions; inks/coatings; contract packaging; and laminations for a variety of consumer and industrial companies.

2.	Basis of Presentation

All intercompany balances and transactions have been eliminated in consolidation.

Predecessor:  Prior to the CPD acquisition, the Predecessor was an operating unit of SSCE and not a separate legal entity. As such, the accompanying financial statements of the Predecessor consist solely of the combined accounts of the Consumer Packaging Division of SSCE. The accompanying statements reflect SSCE’s net investment in the Predecessor and include intercompany loans due from SSCE. Significant intercompany accounts and transactions between operations within CPD have been eliminated. The financial statements include allocation of common costs and general management services from SSCE as discussed in Note 15.

Successor:  The accompanying consolidated financial statements of the Successor as of December 31, 2006 and for the six months then ended include the accounts of the Predecessor and, subsequent to the Field acquisition, the Field Companies.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

BCH has allocated the purchase price of the CPD acquisition on the basis of the fair value of the underlying assets acquired and liabilities assumed as follows:

As of
June 30,
2006
In millions

Current assets:
Cash	$—
Trade accounts receivable	7.2
Inventories	233.7
Prepaid expenses and other current assets	6.9

Total current assets	247.8
Property, plant and equipment	518.7
Goodwill	245.0
Intangibles	74.4
Other non-current assets	7.5

Total assets acquired	1,093.4

Current liabilities:
Accounts payable	82.0
Accrued liabilities	18.5
Other current liabilities	22.8
Other non-current liabilities	23.9

Total liabilities assumed	147.2

Net assets acquired	$946.2

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

BCH has allocated the purchase price of the Field acquisition on the basis of the fair value of the underlying assets acquired and liabilities assumed as follows:

As of
August 16,
2006
In millions

Current assets:
Cash	$0.1
Trade accounts receivable	35.0
Inventories	57.1
Prepaid expenses and other current assets	4.6

Total current assets	96.8
Property, plant and equipment	119.5
Goodwill	113.9
Intangibles	64.7
Other non-current assets	0.3

Total assets acquired	395.2

Current liabilities:
Accounts payable	37.3
Accrued liabilities	4.2
Other current liabilities	7.7
Deferred income taxes	0.3
Other non-current liabilities	10.4

Total liabilities assumed	59.9

Net assets acquired	$335.3

Management represents that book values approximate fair value for cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and other current liabilities, given the short-term nature of these assets and liabilities. Other non-current assets, long-term debt and other non-current liabilities outstanding as of the effective date of the acquisitions have been allocated based on management’s judgments and estimates.

Deferred income taxes have been provided in the consolidated balance sheet based on the tax versus book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. Valuation allowances were established for deferred tax assets related to all of the net operating loss carry-forwards for which utilization is uncertain.

BCH’s projected pension and other postretirement benefit obligations and assets have been reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair value.

BCH expects to recognize additional restructuring reserves in 2007 which will be charged to goodwill.

BCH determined and reflected in the allocation of the purchase price the fair values of inventories, property, plant and equipment and intangible assets acquired, including patents, trademarks, customer relationships, leases and supply contracts.

The allocation of the purchase price is based on preliminary estimates and assumptions and is subject to revision when valuation and integration plans are finalized. Accordingly, revisions of the allocation of purchase

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

price, which may be significant, will be reported in a future period as an increase or decrease to the amounts previously reported.

3.	Summary of Significant Accounting Policies

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition:  Revenue from sales is recognized at the time: (1) ownership and all risks of loss have been transferred to the buyer, which is generally upon shipment, (2) the price is fixed and determinable and (3) collectability is reasonably assured.

Shipping and Handling:  Shipping and handling costs, including delivery cost to the customer, is included in cost of sales. Freight billed to customers is included in net revenues.

Major Maintenance Activities:  Altivity employs the direct expense method for all maintenance activities.

Cash Equivalents:  BCH considers cash and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short maturities of these instruments.

Accounts Receivable:  Credit is extended to customers based on an evaluation of their financial condition. BCH evaluates the collectability of accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. BCH also estimates reserves for bad debts based on historical experience and past due status of the accounts. Receivables are stated net of an allowance for doubtful accounts. Aging for delinquency purposes is based on the due date terms extended to the customer. Accounts receivable are charged to the allowance when BCH determines that the receivable will not be collected after all collection efforts have been exhausted.

Inventories:  The Successor’s inventories are valued at the lower of cost or market. Inventories of the Predecessor were valued at the lower of cost or market under the last in, first out (“LIFO”) method, except for $29.2 million, which was valued at the lower of average cost or market at December 31, 2005.

The Predecessor’s LIFO and profit-in-inventory reserves have been allocated to its reporting units, which are its business segments, based on the reporting unit’s proportionate share of the total SSCE inventory value. The profit-in-inventory reserve represents the elimination of intercompany profit on sales between the coated recycled box board mills and the folding carton converting facilities. Historically, SSCE’s inventory reserves have not been allocated as described to the various reporting units. The impact of the allocation on the Predecessor’s statements of operations was an expense of $5.3 million, $5.1 million and $1.7 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively.

Net Property, Plant and Equipment:  Property, plant and equipment are carried at cost. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization, which are combined in the consolidated

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

statement of operations, are made using straight-line rates over the estimated useful lives of the related assets which range in years as follows:

Buildings and improvements	10 to 40
Machinery and equipment	7 to 20
Transportation equipment	5 to 7
Furniture and fixtures	5 to 7

Leasehold improvements are capitalized and amortized over their estimated useful lives or the terms of the applicable leases, if shorter.

Goodwill:  Goodwill represents the excess of purchase price and related costs over the value assigned to the tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized, but is tested for impairment annually, or more frequently if circumstances indicated a possible impairment may exist. No circumstances have occurred to indicate the possibility of impairment and management believes that goodwill is not impaired.

BCH evaluates the recoverability of goodwill by comparing the fair value for the reporting unit to its book value including goodwill. In the case that the fair value is less than the book value, the implied fair value for the goodwill is determined based on the difference between the fair value of the reporting entity and the net fair value of the identifiable assets and liabilities. If the implied fair value of the goodwill is less than the book value, the difference is recognized as an impairment loss.

Other Intangible Assets:  Other intangible assets represent the fair value of other intangible assets acquired in purchase business combinations. Other intangible assets are amortized over their expected useful life.

Deferred Debt Issuance Costs:  Deferred debt issuance costs were incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred debt issuance costs is classified in interest expense in the statement of operations.

Income Taxes:  BCH accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Predecessor’s operating results were included in SSCE’s taxable income in its consolidated federal and state income tax returns. The Predecessor’s income tax provisions are computed on a separate return basis and any liability was settled through intercompany accounts included in SSCE’s net investment.

Foreign Currency Translation:  BCH’s Mexican operations’ functional currency is the local currency. Assets and liabilities of this operation are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Translation gains or losses are included within equity as part of accumulated other comprehensive income (loss) (“OCI”).

BCH’s Canadian operations’ functional currency is the U.S. dollar. Assets and liabilities of this operation are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Transaction gains or losses are included within the statements of operations.

Derivatives and Hedging Activities:  All derivative financial instruments are recorded at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as a cash flow hedge of a variable rate instrument, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

in excess of the cumulative change in the present value of the future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. For derivative instruments not designated at inception as a hedging instrument, the gain or loss is recognized in current earnings during the period of change.

Environmental Matters:  BCH expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. BCH records a liability at the time when it is probable and can be reasonably estimated.

Restructuring:  Costs associated with plans to exit an activity of an acquired company are recognized as liabilities assumed in the acquisition and included in the allocation of acquisition cost. Costs associated with exit or disposal activities not in connection with a plan to exit an activity of an acquired company are generally recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan.

Recently Issued Accounting Pronouncements:  In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. BCH adopted the provisions of SFAS No. 158 at December 31, 2006, which necessitated an increase to accrued pension liabilities and a charge to accumulated comprehensive income of $4.9 million.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principle and expands disclosure about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007. BCH will adopt this statement on January 1, 2008 and has not yet evaluated the impact that its adoption may have on BCH’s financial statements.

The FASB issued, in March 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which allows companies the option to recognize most financial assets and liabilities and certain other items at fair value. The statement is effective for fiscal years beginning after November 15, 2007. The impact that its adoption may have on BCH’s financial statements has not yet been evaluated.

Effective January 1, 2007, BCH adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The impact of the reassessment of tax positions in accordance with FIN 48 did not have a material impact on our results of operations, financial condition or liquidity.

In September 2006, the FASB issued FASB Staff Position AUG AIR-1 “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”), which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. The Company adopted FSP AUG AIR-1 on January 1, 2007 and changed to direct expensing method allowed by FSP AUG AIR-1, and has retrospectively adjusted its year-end 2006 financial statements to be in compliance. The effects of adoption on the 2006 periods were not significant.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

4.	Strategic Initiatives and Restructuring Activities

BCH has recorded various restructuring charges related to the rationalization of its boxboard mills and converting operations, including the termination of employees and liabilities for lease commitments at the closed facilities.

In conjunction with the CPD acquisition and the Field acquisition, BCH formulated plans to exit or restructure certain activities. Restructuring reserves, initially totaling $8.5 million, were established for employee severance and benefit payments and the cost of three plant closures, two of which were announced and completed in 2006. BCH expects to announce three to five additional plant closures in the first six months of 2007, the cost of which will be charged to goodwill. The severance payments and the activities associated with the plant closures are expected to be substantially completed by December 31, 2007. The table below summarizes the transactions within the restructuring reserve during the period January 1, 2003 through December 31, 2006.

During 2005, Predecessor recorded restructuring charges of $5.0 million, including non-cash charges of $2.5 million related to the write-down of assets, primarily property, plant and equipment, as a result of the decline in estimated net realizable values. The remaining charges were primarily for severance, benefits and lease commitments. The restructuring charges incurred during 2005 related to facilities closed in the prior year.

During 2004, Predecessor recorded restructuring charges of $1.9 million related to the closure of a carton facility and additional costs incurred for prior year closures. These charges are net of a $1.1 million gain from the sale of a multi-wall bag facility closed in the prior year. This shutdown resulted in approximately 75 employees being terminated. The net sales and operating loss of this shutdown operation in 2004 prior to closure were $21.6 million and $2.4 million, respectively. The net sales and operating profits of this facility in 2003 were $39.5 million and $2.6 million, respectively. A significant portion of the business at the closed facility was transferred to other BCH facilities.

During 2003, Predecessor permanently closed one of two paper machines at its Philadelphia, Pennsylvania, coated recycled boxboard mill and closed two carton operations and one multi-wall bag operation. As a result BCH recorded restructuring charges of $10.8 million, including non-cash charges of $6.9 million related to the write-down of assets, primarily property, plant and equipment, to estimated net realizable values. The remaining charges were primarily for severance, benefits and lease commitments. These shutdowns resulted in approximately 400 people being terminated. The sales and operating losses of these shutdown operations in 2003 prior to closure were $65.2 million and $8.8 million, respectively.

	Property,	Severance		Facility
	Plant and	and	Lease	Closure
	Equipment	Benefits	Commitments	Costs	Other	Total
	In millions

Predecessor
Balance at December 31, 2003	$—	$1.4	$—	$—	$0.2	$1.6
Provision	(1.1)	2.1	0.1	0.3	0.5	1.9
Payments	—	(2.8)	(0.1)	(0.3)	(0.7)	(3.9)
Non-Cash Reduction	(4.9)	—	—	—	—	(4.9)
Sale of Assets	6.0	—	—	—	—	6.0

Balance at December 31, 2004	—	0.7	—	—	—	0.7
Provision	2.5	1.4	0.1	0.7	0.3	5.0
Payments	—	(1.3)	(0.1)	(0.6)	(0.3)	(2.3)
Non-Cash Reduction	(2.5)	—	—	—	—	(2.5)

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

	Property,	Severance		Facility
	Plant and	and	Lease	Closure
	Equipment	Benefits	Commitments	Costs	Other	Total
	In millions

Balance at December 31, 2005	—	0.8	—	0.1	—	0.9
Payments	—	(0.8)	—	(0.1)	—	(0.9)

Balance at June 30, 2006	$—	$—	$—	$—	$—	$—

Successor
Balance at July 1, 2006	$—	$—	$—	$—	$—	$—
Provision	—	6.8	—	1.7	—	8.5
Payments	—	(1.2)	—	(0.1)	—	(1.3)
Non-Cash Reduction	—	—	—	(0.3)	—	(0.3)

Balance at December 31, 2006	$—	$5.6	$—	$1.3	$—	$6.9

5.	Inventories

Inventories consist of the following:

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

Raw Materials and Supplies	$68.7	$56.0
Work in Progress	27.6	18.8
Finished Products	135.0	78.0

Total Inventories	$231.3	$152.8

Inventories at December 31, 2005 were valued under the last-in, first-out method, except for $29.2 million, which was valued at the lower of average cost or market. First-in, first-out costs (which approximate replacement costs) exceeded the last-in, first out value by $36.6 million at December 31, 2005. Inventories of the Successor at December 31, 2006 were valued at the lower of cost or market under the first-in, first-out method.

6.	Property, Plant and Equipment

Net property, plant and equipment at December 31 consist of:

	Successor	Predecessor
	2006	2005
	In millions

Land and Land Improvements	$83.3	$18.0
Buildings and Leasehold Improvements	142.6	103.4
Machinery, Fixtures and Equipment	381.5	646.1
Construction in Progress	53.7	33.0

	661.1	800.5
Less Accumulated Depreciation	(39.5)	(441.8)

Net Property, Plant and Equipment	$621.6	$358.7

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The Successor’s property, plant and equipment includes capitalized leases of $3.6 million and related accumulated amortization of $0.4 million at December 31, 2006. The Predecessor’s property, plant and equipment includes capitalized leases of $4.8 million and related accumulated amortization of $2.9 million at December 31, 2005.

7.	Goodwill

Goodwill of the Successor represents the excess of cost over the fair value of net assets acquired in connection with both the CPD acquisition and the Field acquisition. At June 30, 2006, goodwill of $245.0 million was acquired in connection with the CPD acquisition. Goodwill acquired in connection with the Field acquisition totaled $113.9 million, resulting in a consolidated goodwill balance of $358.9 million at December 31, 2006.

Goodwill of the Predecessor represented the excess of cost over the fair value of net assets acquired in connection with various acquisitions made by SSCE. The Predecessor goodwill balance of $279.0 million at December 31, 2005 was eliminated at June 30, 2006 in conjunction with the accounting for the CPD acquisition.

8.	Other Intangible Assets

Intangible assets are amortized over their estimated useful lives, ranging from three to fourteen years. The customer relationship intangible of the Predecessor was $2.8 million at December 31, 2005 which, net of accumulated amortization of $0.9 million, totaled $1.9 million.

As a result of the CPD acquisition and the Field acquisition, other intangible assets were restated at their fair value, as of the respective acquisition dates. The Successor’s other intangible assets include the following at December 31, 2006:

	Successor December 31, 2006
	Weighted	Gross	Accumulated	Net
	Average Life	Intangibles	Amortization	Intangibles
		In millions

Customer Relationships	15	$126.2	$(4.0)	$122.2
Patents	5	3.6	(0.3)	3.3
Trademarks	5	3.7	(0.4)	3.3
Other	7	5.6	(0.1)	5.5

Balance at December 31, 2006		$139.1	$(4.8)	$134.3

The Successor’s amortization expense totaled $4.8 million for the period July 1, 2006 through December 31, 2006. The Predecessor’s gross carrying value of definite life intangible assets, primarily customer relationships is $2.8 million with accumulated amortization of $0.9 million at December 31, 2005. The weighted-average amortization period is eight years. The Predecessor’s amortization expense totaled $0.2 million, $0.4 million and $0.4 million for the period January 1, 2006 through June 30, 2006 and the years ended December 31, 2005 and 2004, respectively. The estimated amortization expense for the years ending December 31, 2007 through December 31, 2011 is $10.5 million, $10.5 million, $11.5 million, $12.5 million and $10.5 million, respectively.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

9.	Long-Term Debt

Long-term debt consists of the following:

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

First-Lien Term Loan	$822.9	$—
Second-Lien Term Loan	330.0	—
Revolving Credit Facility	10.0	—
Industrial Revenue Bond	—	10.0
Other Debt	—	4.9
Obligations Under Capitalized Leases	0.4	2.0

Total Debt	1,163.3	16.9
Less: Current Portion of Long-Term Debt	(10.5)	(0.8)

Total Long-Term Debt	$1,152.8	$16.1

The amount of total debt outstanding at December 31, 2006 maturing over the next five years is as follows:

In millions

2007	$10.5
2008	8.4
2009	8.3
2010	8.3
2011	6.2
Thereafter	1,121.6

$1,163.3

Bank Credit Facilities

In connection with the CPD acquisition, Altivity and its subsidiaries, Bluegrass Mills Holdings Company, LLC and Altivity Packaging Canada Corp. entered into First-Lien and Second-Lien Credit Agreements on June 30, 2006 (collectively, the “Credit Agreements”). The First-Lien Credit Agreement provides for First-Lien Term Loans and revolving credit facilities. The Second-Lien Credit Agreement provides for Second-Lien Term Loans. The First-Lien Term Loans are payable in quarterly installments of $2.1 million beginning September 30, 2006 and mature June 28, 2013. The Second-Lien Term Loans mature December 31, 2013.

The U.S. revolving credit facility allows for maximum borrowings of $150.0 million and includes sub-limits on the issuance of letters of credit and swing line loans. A commitment fee of 0.5% is payable on the unused portion of the facilities. At December 31, 2006, the unused portion, after giving consideration to outstanding letters of credit, was $139.0 million. The Canadian revolving credit facility allows for maximum borrowings of $10.0 million, which was the outstanding balance as of December 31, 2006. The revolving credit facilities mature June 28, 2013.

Initial borrowings of First-Lien and Second-Lien Term Loans and the revolving credit facilities made in connection with the CPD acquisition were $635.0 million, $250.0 million and $10.0 million, respectively. Borrowings of First-Lien and Second-Lien Term Loans made in connection with the Field acquisition were $190.0 million and $80.0 million, respectively.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

Borrowings bear interest at rates based on the prime rate or LIBOR plus or minus a floating margin based on BCH’s financial performance. The weighted average variable rates of the borrowings under the First-Lien Term Loans, Second-Lien Term Loans and the revolving credit facility as of December 31, 2006 were 7.4%, 10.3% and 7.6%, respectively.

The obligations of Altivity under the Credit Agreements are unconditionally guaranteed by Altivity, its U.S. subsidiaries and BCH. The obligations are secured by substantially all assets of Altivity and its U.S. subsidiaries, a pledge of the capital stock of Altivity and its U.S. subsidiaries and a pledge of 65% of the capital stock of Altivity Packaging Canada Corp. that is directly owned by Altivity.

The Credit Agreements contain various covenants and restrictions including the maintenance of certain financial covenants and limitations on: (i) the incurrence of indebtedness, liens, leases and sale-leaseback transactions; (ii) fundamental changes in corporate structure; (iii) dividends, redemptions and repurchases of capital stock; (iv) the sale of assets; (v) investments; (vi) debt repayments and (vii) capital expenditures. The Credit Agreements also require prepayments if Altivity exceeds certain cash flow targets, receives proceeds from certain asset sales, receives certain insurance proceeds or incurs certain indebtedness. At December 31, 2006, Altivity was in compliance with the financial covenants required by the Credit Agreements.

Altivity has entered into interest rate swap contracts effectively fixing the interest rate at 5.1% for $570.0 million of the First-Lien Term Loans (see Note 10).

Capitalized interest costs totaled $0.5 million, $0.6 million, $0.7 million and $0.7 million for the six months ended December 31, 2006, the six months ended June 30, 2006 and the years ended December 31, 2005 and December 31, 2004, respectively.

Interest payments made by the Successor totaled $42.6 million during the six months ended December 31, 2006. Interest payments made by SSCE on behalf of the Predecessor totaled $0.5 million, $1.0 million and $1.0 million during the six months ended June 30, 2006 and the years ended December 31, 2006 and 2005, respectively.

10.	Financial Instruments

BCH’s derivative instruments and hedging activities are designated as cash flow hedges and are utilized to minimize exposure to fluctuations in the price of commodities used in its operations and the fluctuation in the interest rate on its variable rate debt.

Commodity Derivative Instruments:  Altivity uses derivative instruments to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of Altivity’s purchases of natural gas used in the manufacturing process. These instruments have been designated cash-flow hedges under SFAS No. 133, and as such, as long as the hedge is effective and the underlying transaction is probable, the effective portion of the changes in fair value of these contracts is recorded in OCI until earnings are affected by the cash flows being hedged. The fair value of the commodity derivative agreements is the estimated amount that Altivity would pay or receive to terminate the agreements. As of December 31, 2006, the maximum length of time over which Altivity is hedging its exposure to the variability in future cash flows associated with natural gas transactions is through June 30, 2007.

The fair value of Altivity’s commodity derivative instruments at December 31, 2006 was $1.2 million and is included in current accrued liabilities.

Interest Rate Derivative Instruments:  Altivity is subject to interest rate risk on its long-term variable rate debt. To manage a portion of this exposure to interest rate fluctuations on outstanding debt, Altivity has entered into interest rate swap agreements. These instruments have been designated as cash-flow hedges under SFAS No. 133, and as such, as long as the hedge is effective and the underlying transaction is probable, the effective portion of the changes in fair value of these contracts is recorded in OCI until earnings are affected

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

by the cash flows being hedged. The fair value of the interest rate derivative agreements is the estimated amount that Altivity would pay or receive to terminate the agreements.

During the third quarter of 2006, Altivity entered into an interest rate swap agreement at a fixed rate of 5.1% and maturing on December 31, 2009 in order to hedge interest risk on its long-term variable debt. The fair value of Altivity’s interest rate derivative instrument at December 31, 2006 was $0.9 million and is included in other long-term liabilities.

11.	Leases

Altivity leases certain facilities and equipment for production, selling and administrative purposes under operating leases expiring at various dates. Certain leases contain renewal options for varying periods, and others include options to purchase the leased property during or at the end of the lease term. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining non-cancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

In millions

2007	$28.7
2008	22.2
2009	18.5
2010	14.5
2011	10.6
Thereafter	25.3

Total Minimum Lease payments	$119.8

The Successor incurred net rental expense for operating leases, including leases having durations of less than one year, of $16.2 million for the period July 1, 2006 through December 31, 2006. The Predecessor incurred net rental expense for operating leases, including leases having durations of less than one year, of $16.0 million for the period from January 1, 2006 through June 30, 2006, $29.5 million and $29.7 million for the years ended December 31, 2005 and 2004, respectively.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

12.	Income Taxes

Significant components of BCH’s deferred tax assets and liabilities at December 31 are as follows:

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

Deferred tax liabilities:
Inventory	$(0.2)	$(18.8)
Property, plant and equipment	—	(80.1)
Employee benefits	—	(0.5)
Other	(0.1)	(0.5)

Total deferred tax liabilities	(0.3)	(99.9)

Deferred tax assets:
Accrued liabilities	—	6.9
Net operating loss	0.8	—
Restructuring	—	0.3
Other	0.4	0.1

Total deferred tax assets	1.2	7.3

Valuation allowance for deferred tax assets	(1.1)	—

Net deferred tax assets	0.1	7.3

Net deferred tax liabilities	$(0.2)	$(92.6)

The Successor is taxed as a partnership for federal income tax purposes. Its two foreign wholly-owned subsidiaries are taxable corporations in the countries in which they operate. Federal income tax laws provide that partnership income is includable in the taxable income of its partners. Accordingly, no provision for U.S. federal income taxes of the Successor has been included in the financial statements for the period July 1, 2006 through December 31, 2006.

BCH has municipality-apportioned net operating loss carryforwards of $4.8 million which may be offset against future taxable income in certain municipalities in which BCH operates, which expire in 2011. Further, BCH has a net operating loss carryforward for Canadian tax purposes of approximately $2.2 million. A valuation allowance of $1.1 million has been established against the Canadian net operating loss carryforward and the other net Canadian deferred tax assets based upon management’s determination that the criteria has not been met which would allow recognition of this tax benefit.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The components of BCH’s income tax expense for the periods are as follows:

	Successor	Predecessor
	July 1, 2006	January 1, 2006	Year	Year
	through	through	Ended	Ended
	December 31,	June 30,	December 31,	December 31,
	2006	2006	2005	2004

	In millions
Current:
Federal	$—	$14.3	$26.6	$16.5
State and local	0.1	2.2	5.3	3.3
Foreign	0.5	—	—	—

Total current expense	0.6	16.5	31.9	19.8

Deferred:
Federal	—	(9.4)	(9.2)	4.2
State and local	(0.1)	(1.3)	(1.8)	0.8
Foreign	—	—	—	—

Total deferred benefit	(0.1)	(10.7)	(11.0)	5.0

Total income tax expense	$0.5	$5.8	$20.9	$24.8

The Successor made income tax payments of $0.4 million during the period July 1, 2006 through December 31, 2006. During the period January 1, 2006 through June 30, 2006 and the years ended December 31, 2005 and 2004, the Predecessor made income tax payments of $17.1 million, $32.1 million and $20.1 million, respectively, which are included in intercompany settlements in the SSCE investment.

The Successor is taxed as a partnership for federal income tax purposes and therefore its effective income tax rate is based on state, local and other taxes. The effective income tax rate of 40% for 2005 and 39.7% for 2004 for the Predecessor includes the U.S. federal statutory rate of 35% in addition to state, local and other taxes of 5.0% and 4.7%, respectively.

13.	Employee Benefit Plans

Defined Benefit Plans

BCH sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. BCH also sponsors noncontributory and contributory defined benefit pension plans for its Canadian operations. Certain salaried and hourly employees also participate in health care and postretirement defined benefit plans.

Substantially all employees of the Predecessor participated in noncontributory defined benefit pension plans offered by SSCE. Salaried and certain hourly employees also participated in certain health care and postretirement benefits offered by SSCE. The expense allocated by SSCE to the Predecessor for these pension and postretirement medical plans was $12.3 million, $21.6 million and $22.3 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively. The net benefit obligation, plan assets and funded status for the Predecessor under these plans have not been separately determined by SSCE, and therefore, the accompanying December 31, 2005 balance sheet does not include an account balance related to these plans.

Salaried and hourly employees of the Predecessor also participated in voluntary savings plans offered by SSCE. BCH match for salaried employees of the Predecessor was paid in SSCC common stock, up to an annual maximum.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The Successor’s pension plans’ weighted-average asset allocations at December 31, 2006 by asset category are as follows:

	U.S.	Canadian
	Plans	Plans

Cash Equivalents	7%	13%
Debt Securities	20%	32%
Equity Securities	61%	55%
Alternative Asset Classes	12%	—

Total	100%	100%

The primary objective of BCH’s investment policy is to provide eligible employees with scheduled pension benefits. The basic strategy of this investment policy is to earn the highest risk adjusted rate of return on assets consistent with prudent investor standards identified in the Employee Retirement Income Security Act of 1974 for the U.S. plans and the Quebec Supplemental Pension Plans Act and other applicable legislation in Canada for the Canadian plans. In identifying the target asset allocation that would best meet the above policy, consideration is given to a number of factors including the various pension plans’ demographic characteristics, the long-term nature of the liabilities, the sensitivity of the liabilities to interest rates and inflation, the long-term return expectations and risks associated with key asset classes as well as their return correlation with each other, diversification among asset classes and other practical considerations for investing in certain asset classes. The target asset allocation for the pension plans during a complete market cycle is as follows:

Equity Securities	30 to 95%
Cash	0 to 60%
Debt Securities	0 to 28%
Alternative Asset Classes	0 to 35%

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The following provides a reconciliation of the aggregate benefit obligations, plan assets and funded status of the Successor’s defined benefit pension and post-retirement plans as of December 31, 2006:

	Defined Benefit	Postretirement
	Plans	Plans
	In millions

Change in benefit obligation:
Benefit Obligation at July 1	$21.5	$12.1
Benefit Obligation from Field acquisition	17.0	—
Service Cost	2.9	0.2
Interest Cost	1.1	0.4
Actuarial Loss	4.5	1.2
Plan Participants Contributions	0.1	—
Benefits Paid	(0.7)	—

Benefits Obligation at December 31	$46.4	$13.9

Change in plan assets:
Fair Value of Plan Assets at July 1	$21.7	$—
Actual Return on Plan Assets	1.6	—
Employer Contributions	1.8	—
Plan Participants’ Contributions	0.1	—
Benefits Paid	(0.7)	—
Foreign Currency Rate Changes	—	—

Fair Value of Plan Assets at December 31	24.5	—

Underfunded Status	$(21.9)	$(13.9)

Amounts recognized in the balance sheets:
Accrued Benefit Liability	$(21.9)	$(13.9)
Accumulated Other Comprehensive Loss	3.7	1.2

Net Amount Recognized	$(18.2)	$(12.7)

The Successor’s increase in the minimum pension liability, included in other comprehensive (income) loss, was $4.9 million for the period July 1, 2006 through December 31, 2006. The Successor’s accumulated benefit obligation for all defined benefit pension plans was $41.8 million at December 31, 2006.

The components of net periodic benefit cost for the defined benefit and postretirement benefit plans for the period July 1, 2006 through December 31, 2006 are as follows:

	Defined Benefit	Postretirement
	Plans	Plans
	In millions

Service Cost	$2.9	$0.2
Interest Cost	1.1	0.4
Expected Return on Plan Assets	(0.7)	—
Provision for Administrative Expense	—	—

Net Periodic Benefit Cost	$3.3	$0.6

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The weighted average assumptions used to determine the benefit obligations are as follows:

	Defined Benefit	Postretirement
	Plans	Plans

U.S. Plans
Discount Rate	5.75%	5.75%
Rate of Compensation Increase	4.00%	4.00%
Foreign Plans
Discount Rate	5.00%	5.00%
Rate of Compensation Increase	2.50 — 3.95%	2.50 — 3.95%

The weighted average assumptions used to determine net periodic benefit cost are as follows:

	Defined Benefit	Postretirement
	Plans	Plans

U.S. Plans
Discount Rate	6.00 — 6.25%	6.25%
Expected Long-Term Return or Plan Assets	8.00 — 8.50%	8.00%
Rate of Compensation Increase	4.00%	4.00%
Foreign Plans
Discount Rate	5.00%	5.00%
Expected Long-Term Return or Plan Assets	7.00%	7.00%
Rate of Compensation Increase	2.50 — 3.95%	2.50 — 3.95%

The Successor’s health care cost trend rate assumption is 12% and 9.5% for its foreign and domestic plans, respectively, grading down by 1% annually to an ultimate rate of 5%.

The fundamental assumptions which support the expected rate of return on plan assets are the cumulative effect of several estimates, including the anticipated yield on debt securities, the long term return on equity securities and active investment management.

BCH expects to make contributions as necessary to meet minimum funding requirements to its various benefit plans in 2007 totaling $4.4 million.

Expected Future Benefit Plan Payments

Expected future benefit plan payments to participants, which reflect expected future service, are as follows:

	Defined Benefit	Postretirement
	Plans	Plans
	In millions

2007	$1.7	$0.4
2008	2.0	0.6
2009	2.2	0.8
2010	2.4	0.9
2011	2.6	1.0
Thereafter	16.8	5.6

Savings Plans:  BCH sponsors voluntary savings plans (primarily 401k plans) covering substantially all salaried and certain hourly employees. The Successor’s expense for the savings plans totaled $2.0 million for the period of July 1, 2006 through December 31, 2006. The Predecessor’s expense for the savings plans

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

totaled $2.7 million, $4.4 million and $4.3 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively.

Supplemental defined contribution plan:  In connection with the CPD acquisition, BCH intends to establish a supplemental defined contribution plan for the salaried employees of CPD, to replace benefits previously provided by a similar plan provided by SSCE. Although the documents to establish the plan have not been finalized, BCH has accrued $3.0 million as of December 31, 2006 as the estimated cost of the plan benefits.

Multi-employer benefit plans:  The Predecessor’s contributions to multi-employer benefit plans totaled $0.9 million, $1.8 million and $1.7 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively. The Successor’s contributions to such plans totaled $0.8 million for the six months ended December 31, 2006.

14.	Accumulated Other Comprehensive (Loss)

The components of accumulated other comprehensive (loss) is as follows:

	December 31,
	Successor	Predecessor	Predecessor
	2006	2005	2004
	In millions

Net Loss on Derivative Instruments	$(2.1)	$—	$—
Pension and Postretirement	(4.9)	—	—
Foreign Currency Translation Adjustments	—	—	—

Accumulated Other Comprehensive Loss	$(7.0)	$—	$—

15.	Related Party Transactions

Coincident with the CPD acquisition, the Successor entered into a Transitional Services Agreement (TSA) with SSCE in which SSCE agreed to provide certain administrative services through March 31, 2007. Altivity may terminate any of the services at any time upon thirty days notice or elect to extend the agreement on a monthly basis for up to nine additional months. The TSA expense incurred during 2006 totaled $6.4 million.

BCH paid TPG one-time transaction fees in connection with the CPD and Field acquisitions of $12.0 million and $3.0 million, respectively. BCH has also contracted with TPG to provide management and consulting services for $3.0 million per year, payable quarterly. Fees for services provided in 2006 totaled $1.5 million.

The Successor purchases packaging material from a vendor which is owned by a family member of a member of Altivity’s Board of Directors. Purchases in 2006 totaled $0.8 million. The balance due the vendor at December 31, 2006 was $0.3 million. The Successor also leases certain facilities from two entities owned by a member of Altivity’s Board of Directors. Lease expense in 2006 totaled $0.5 million.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

Predecessor transactions with SSCE and Affiliates:  Transactions with SSCE and affiliates for the six months ended June 30, 2006 and the year ended December 31, 2005 and 2004 were as follows:

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2006	2005	2004
	In millions

Product sales to SSCE	$2.5	$3.5	$4.7
Product purchases from SSCE	108.2	199.9	201.1
Common costs allocated to BCH for:
Employee benefits
Medical	20.7	41.9	41.2
Pension	10.8	17.9	17.2
401(k) matching distributions	2.2	3.6	3.5
Postretirement medical	1.5	3.7	5.1
Worker’s compensation	2.0	4.0	3.8
Property insurance	0.8	2.1	1.9
Natural gas hedging realized losses (gains)	0.4	(3.9)	(0.5)
Stock compensation cost	2.4	2.6	1.5

Product sales to SSCE relate primarily to the sales of colored films and specialty laminations to SSCE corrugated facilities. Purchases from SSCE relate primarily to kraft paper, bleached linerboard, corrugated boxes and recycled fiber. The Predecessor purchased product from other divisions or segments within SSCE at agreed-upon transfer prices. Management believes the transfer prices approximate market value; however, the Predecessor did not routinely bid these purchases to external parties to obtain the lowest possible price due to the integrated nature of SSCE’s operations.

SSCE allocated certain common costs for insurance and other employee benefit costs to the Predecessor based on direct salaries and headcount. These benefits primarily included participation in a noncontributory defined benefit pension plan and health care and life insurance benefit plans sponsored by SSCE. Since the employees of the Predecessor represented only a portion of the SSCE benefit plan participants, the net benefit obligation, plan assets and funded status of these plans are the obligation of SSCE and as such are not reflected in these financial statements.

SSCE also allocated the realized gains or losses from SSCE’s natural gas hedging program. SSCE used derivative instruments, including fixed price swaps and options, to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective was to fix the price of a portion of the Predecessor’s purchases of natural gas used in the manufacturing process. The changes in the market value of such derivative instruments had historically been highly effective at offsetting changes in price of the hedged item. Changes in the fair value of derivatives which qualify as hedges were deferred until the hedged item was recognized in earnings. The Predecessor was allocated $0.4 million in realized losses for the six months ended June 30, 2006 and $3.9 million and $0.5 million in realized gains for the years ended December 31, 2005 and 2004, respectively, for derivative contracts related to hedged items recognized in earnings during the respective periods, based on the Predecessor’s proportionate share of natural gas consumption.

Stock compensation expense related to stock options and restricted stock units granted to certain officers and key managers of the Predecessor under the various stock-based compensation plans sponsored by SSCC were allocated to the Predecessor directly based on those employees.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

SSCE provided general management services to the Predecessor through corporate departments, which included information systems, treasury, accounting, human resources, tax, risk management, certain legal services, internal audit and other indirect administrative functions. The cost of matching contributions for a voluntary savings plan offered by SSCE, which is paid in SSCC common stock, is included in these corporate costs. In addition, the SSCE Consumer Packaging Division provided certain additional management services related to the operations of the Predecessor. In consideration for these management services, the Predecessor was allocated a portion of SSCE’s actual corporate and division costs using an established formula. The formula was based upon the Predecessor’s utilization of the employees, property, plant and equipment and contribution to total sales.

In the opinion of management, the Predecessor has been allocated its proportionate share of SSCE’s shared costs utilizing these methods. However, the common costs allocated to the Predecessor are not necessarily indicative of the costs that would have been incurred if the Predecessor were operated as a stand-alone business.

Centralized Finance Organization:  SSCE utilized a centralized cash management system whereby the Predecessor’s cash requirements are provided directly by SSCE. Similarly, cash generated by the Predecessor was remitted directly to SSCE. All charges and allocations of costs for functions and services provided by SSCE were deemed paid by the Predecessor, in cash, in the period in which the cost is recorded in these financial statements. Intercompany balances with SSCE, net of any settlements, are included in the SSCE investment.

The Predecessor participated in an accounts receivable discounting program sponsored by SSCE, which provided for the sale of certain trade receivables of the Predecessor. The qualifying trade receivables of the Predecessor were transferred to SSCE at face value and then sold without recourse to qualifying special purpose entities. As a result, the accompanying Predecessor balance sheet does not include these trade receivables.

SSCE does not have indebtedness directly attributable to the assets of the Predecessor, except for an industrial revenue bond of $10.0 million and other debt of $4.9 million discussed in Note 9. As such, the related indebtedness and interest expense have been allocated to the Predecessor. No other indebtedness or related interest expense has been allocated to the Predecessor. The Predecessor’s assets were included in the general assets of SSCE and its subsidiaries and were pledged as collateral for the SSCE bank credit facility which included approximately $1,266.0 million in term loans outstanding and $245.0 million in outstanding revolving credit facilities at December 31, 2005.

16.	Contingencies and Other Matters

Altivity is engaged in various litigation, environmental contingencies and other legal matters in the normal course of its business none of which, in the opinion of management, are expected to result in an outcome materially adverse to the financial condition of Altivity.

Approximately 59% of Altivity’s hourly labor (47% of its total employees) have employment agreements obtained through collective bargaining.

17.	Business Segment Information

Altivity has three reportable segments:  (1) Folding Carton and Paperboard, (2) Multi-wall Bag and (3) Flexible Packaging/Label. Each segment is a strategic business unit, separately managed and manufacturing distinct products. The Folding Carton and Paperboard segment is highly integrated and includes a system of mills and plants that produces a broad range of coated recycled boxboard convertible into folding cartons. Folding cartons are used primarily to protect products, such as food, detergents, paper products, beverages, and health and beauty aids, while providing point of purchase advertising. The Multi-wall Bag segment converts

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

kraft and specialty paper into multi-wall bags, consumer bags and specialty retail bags. The bags are designed to ship and protect a wide range of industrial and consumer products including fertilizers, chemicals, concrete and pet and food products. The Flexible Packaging/Label segment converts a wide variety of technologically advanced films for use in the food, pharmaceutical and industrial end-markets. Flexible packaging paper and metallicized paper labels and heat transfer labels are used in a wide range of consumer applications.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at agreed upon transfer prices. Management believes the transfer prices approximate market value.

	Folding		Flexible	Corporate
	Carton	Multi-wall	Packaging/	and
	and Paperboard	Bag	Label	Other	Total
	In millions

Successor
Six months ended December 31, 2006
Revenues from External Customers	$607.0	$238.8	$107.0	$11.4	$964.2
Intersegment Revenues	—	—	9.9	4.4	14.3
Depreciation and Amortization	25.9	5.7	3.6	7.3	42.5
Interest Expense, net	4.1	3.1	1.3	37.3	45.8
Segment Profit	39.8	21.4	2.8	(117.0)	(53.0)
Expenditures for Long-Lived Assets	5.0	11.8	4.3	0.3	21.4

Predecessor
Six months ended June 30, 2006
Revenues from External Customers	$443.4	$233.4	$112.6	$—	$789.4
Intersegment Revenues	—	—	10.8	—	10.8
Depreciation and Amortization	13.8	4.1	2.5	—	20.4
Interest Expense, net	0.5	0.1	—	—	0.6
Segment Profit	4.1	6.6	3.8	—	14.5
Expenditures for Long-Lived Assets	21.6	8.9	8.5	—	39.0
Predecessor
Year ended December 31, 2005
Revenues from External Customers	$903.1	$469.3	$212.0	$—	$1,584.4
Intersegment Revenues	—	—	17.1	—	17.1
Depreciation and Amortization	27.9	8.7	3.8	—	40.4
Restructuring Expense	4.8	0.2	—	—	5.0
Interest Expense, net	0.9	0.3	—	—	1.2
Segment Profit	22.4	18.1	11.8	—	52.3
Expenditures for Long-Lived Assets	15.0	12.7	10.2	—	37.9

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

	Folding		Flexible	Corporate
	Carton	Multi-wall	Packaging/	and
	and Paperboard	Bag	Label	Other	Total
	In millions

Predecessor
Year ended December 31, 2004
Revenues from External Customers	$868.0	$478.5	$194.7	$—	$1,541.2
Intersegment Revenues	0.1	—	19.3	—	19.4
Depreciation and Amortization	27.6	7.2	4.7	—	39.5
Restructuring Expense	1.1	0.8	—	—	1.9
Interest Expense, net	0.8	0.1	—	—	0.9
Segment Profit	26.9	21.5	14.0	—	62.4
Expenditures for Long-Lived Assets	15.1	11.5	4.9	—	31.5

The following table presents net sales to external customers by country of origin:

	Successor	Predecessor
	July 1,	January 1,
	2006	2006	Year
	through	through	Ended
	December 31,	June 30,	December 31,
	2006	2006	2005	2004
	In millions
United States	$924.8	$756.3	$1,527.9	$1,493.1
Foreign	39.4	33.1	56.5	48.1

Total Net Sales	$964.2	$789.4	$1,584.4	$1,541.2

The Successor had export sales from the United States of approximately $44.1 million for the six months ended December 31, 2006. The Predecessor had export sales from the United States of approximately $34.9 million for the six months ended June 30, 2006 and $67.7 million for the year ended December 31, 2005.

18.	Equity Compensation Plan

BCH Management, LLC was formed in February 2007 and acquired a 1.34% ownership interest in BCH. The members of BCH Management, LLC are certain of the officers and executive management of Altivity, who have acquired ownership interests enabling them to share in the future growth and appreciation of Altivity.

19.	Merger and Integration Cost Impact on Operations

The fair values of the inventory acquired in connection with the CPD and Field acquisitions exceeded the net book values of the inventory of the sellers by $36.8 million. This amount was recognized in costs of good sold during the six months ended December 31, 2006.

The Successor incurred significant additional costs in connection with the process of merging CPD and the Field Companies. Included in selling, general and administrative expenses are integration costs attributable to establishing new corporate departments, legal fees, recruiting, travel, consulting, severance and relocations.

BLUEGRASS CONTAINER HOLDINGS, LLC

CONDENSED BALANCE SHEETS

	Successor
	As of September 30,	As of December 31,
	2007	2006
	(Unaudited)
	In millions

ASSETS
Current Assets:
Cash and Equivalents	$85.9	$99.2
Receivables, Net	207.1	185.8
Inventories	229.8	231.3
Other Current Assets	13.6	10.7

Total Current Assets	536.4	527.0
Property, Plant and Equipment, Net	620.6	621.6
Goodwill	370.7	358.9
Intangible Assets, Net	127.0	134.3
Deferred Debt Issue Costs	20.0	22.5
Other Assets	5.1	6.9

Total Assets	$1,679.8	$1,671.2

LIABILITIES
Current Liabilities:
Short-Term Debt	$10.5	$10.5
Accounts Payable	154.0	145.2
Accrued Liabilities	69.4	70.1
Restructuring	17.3	6.9
Deferred Income Taxes	—	—

Total Current Liabilities	251.2	232.7
Long-Term Debt	1,146.5	1,152.8
Deferred Tax Liabilities	0.2	0.2
Accrued Pension and Postretirement Benefits	41.8	35.8
Other Noncurrent Liabilities	7.6	5.2

Total Liabilities	1,447.3	1,426.7

EQUITY
Smurfit-Stone Container Enterprises, Inc. Investment	—	—
Contributed Capital	305.0	305.0
Accumulated Deficit	(61.4)	(53.5)
Accumulated Other Comprehensive Loss	(11.1)	(7.0)

Total Equity	232.5	244.5

Total Liabilities and Equity	$1,679.8	$1,671.2

The accompanying notes are an integral part of the financial statements.

BLUEGRASS CONTAINER HOLDINGS, LLC

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months	Three Months	Nine Months	Three Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	June 30,
	2007	2006	2007	2006	2006

Net Sales	$527.4	$463.0	$1,527.7	$463.0	$789.4
Cost of Sales	451.6	416.0	1,321.8	416.0	699.0
Selling, General and Administrative	44.6	37.0	141.5	37.0	75.4
Gain on Sale of Assets	(0.4)	—	(0.1)	—	(0.1)
Gain on Insurance Claim	—	—	(1.3)	—	—

Income from Operations	31.6	10.0	65.8	10.0	15.1
Interest Income	1.1	1.4	3.5	1.4	—
Interest Expense	(25.2)	(23.4)	(75.1)	(23.4)	(0.6)
Other (Expense) Income, Net	(0.4)	1.0	(0.5)	1.0	—

Income (Loss) before Income Taxes	7.1	(11.0)	(6.3)	(11.0)	14.5
Income Tax Expense	(0.5)	(0.3)	(1.6)	(0.3)	(5.8)

Net (Loss) Income	$6.6	$(11.3)	$(7.9)	$(11.3)	$8.7

The accompanying notes are an integral part of the financial statements.

BLUEGRASS CONTAINER HOLDINGS, LLC

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Successor	Successor	Predecessor
	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	June 30,
	2007	2006	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(7.9)	$(11.3)	$8.7
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	67.7	17.7	20.4
Deferred Income Taxes	—	—	(10.7)
Amortization of Deferred Debt Issuance Costs	2.5	1.1	—
Asset Retirements Loss (Gain)	(0.1)	—	(0.1)
Changes in Operating Assets and Liabilities:
Accounts Receivable, Net	(18.2)	(168.1)	3.6
Inventories	0.4	7.3	(8.4)
Prepaid Expenses and Other Current Assets	(2.8)	(1.9)	(2.2)
Accounts Payable and Accrued Liabilities	9.0	78.5	(12.9)
Other, Net	(0.9)	(2.6)	0.1

Net Cash Provided By (Used For) Operating Activities	49.7	(79.3)	(1.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(53.8)	(8.9)	(39.0)
Acquisition Related Payments	(6.3)	(333.1)	—
Proceeds from Disposal of Property/Other	3.4	—	0.3

Net Cash Used in Investing Activities	(56.7)	(342.0)	(38.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings of Long-term Debt	(6.3)	269.5	0.1
Capital Contribution From Parent	9.2	65.0	—
Distribution to Parent	(9.2)	—	—
Net Advances from SSCE	—	—	40.1
Deferred Debt Issuance Costs	—	(0.4)	—

Net Cash (Used For) Provided by Financing Activities	(6.3)	334.1	40.2

Decrease in Cash and Cash Equivalents	(13.3)	(87.2)	—
Cash and Cash Equivalents Beginning of Period	99.2	164.5	—

Cash and Cash Equivalents End of Period	$85.9	$77.3	—

The accompanying notes are an integral part of the financial statements.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements

1.	Organization

Altivity Packaging, LLC (formerly known as Bluegrass Container Company, LLC) (“Altivity,” or “Successor”), a Delaware limited liability company and a wholly-owned subsidiary of Bluegrass Container Holdings, LLC (“BCH” or the “Company”), purchased substantially all of the assets of the Consumer Packaging Division (“CPD” or the “Predecessor”) of Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“SSCC”) (the “CPD acquisition”). BCH is majority-owned by investment vehicles affiliated with TPG Capital, L.P. (“TPG”). Altivity completed the CPD acquisition on June 30, 2006. In October 2006, the acquisition price was reduced $5.0 million as a result of the finalization of the working capital adjustments. The net assets acquired totaled $946.2 million which, net of the working capital adjustment of $5.0 million and other transaction costs of $40.2 million, resulted in a net payment to SSCE of $911.0 million.

On August 16, 2006, Altivity completed the acquisition of substantially all of the operational assets of Field Holdings, Inc., a Delaware corporation, Field Container Company, L.P., a Delaware limited partnership, and Field Container Management Corporation, a Delaware corporation (the “Field Companies”). In September 2006, the acquisition price was increased as a result of the finalization of the working capital adjustments. The net assets acquired totaled $335.3 million (net of $5.0 million in retained liabilities), which included a net working capital adjustment of $2.1 million, other transaction costs of $13.2 million, and the repayment of the Field Companies’ indebtedness of $92.9 million.

BCH conducts no significant business and has no independent assets or operations other than its ownership of Altivity.

The purchase price for both the CPD acquisition and the Field acquisition exceeded the fair value of the underlying assets acquired and liabilities assumed due to the expectation by BCH of enhancing the profits of the combined entities through the realization of synergistic efficiencies, optimization of the combined assets, enhanced productivity and numerous cost reduction efforts.

2.	Basis of Presentation

Prior to the CPD acquisition, the Predecessor was an operating unit of SSCE and not a separate legal entity. As such, the accompanying financial statements of the Predecessor consist solely of the combined accounts of the Consumer Packaging Division of SSCE. The accompanying statements reflect SSCE’s net investment in the Predecessor and include intercompany loans due from SSCE. Significant inter-company accounts and transactions between operations within CPD have been eliminated. In addition, the financial statements include allocations of common costs and general management services from SSCE. All inter-company transactions and balances have been eliminated in consolidation.

In the Company’s opinion, the accompanying financial statements contain all normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The Company’s year end consolidated balance sheet data was derived from audited financial statements. The Company has condensed or omitted certain notes and other information from the interim financial statements presented in this quarterly report. Therefore, these financial statements should be read in conjunction with the Company’s financial statements and accompanying footnotes for the year ended December 31, 2006. In addition, the preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

3.	Accounting Policies

In September 2006, the FASB issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”) which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. The Company adopted FSP AUG AIR-1 on January 1, 2007 and changed to the direct expensing method allowed by FSP AUG AIR-1, and has retrospectively adjusted its year-end 2006 financial statements to be in compliance. The adoption of FSP AUG AIR-1 had the effect of increasing (decreasing) net income (loss) for the three months ended March 31 and June 30, 2007 by $1.4 million and $(1.8) million, respectively. The effects of adoption on the 2006 periods were not significant.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company adopted the provisions of SFAS No. 158 at December 31, 2006, which necessitated an increase to accrued pension liabilities and a charge to accumulated comprehensive income of $4.9 million.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principle and expands disclosure about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007. The Company will adopt this statement on January 1, 2008 and has not yet evaluated the impact that its adoption may have on the Company’s financial statements.

The FASB issued, in March 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” which allows companies the option to recognize most financial assets and liabilities and certain other items at fair value. The statement is effective for fiscal years beginning after November 15, 2007. The impact that its adoption may have on the Company’s financial statements has not yet been evaluated.

Concurrent with establishing the ownership and profits interest plan in February 2007 as discussed in Note 11, the Company adopted Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment” (“SFAS 123R”), using the modified prospective application transition method.

4.	Inventories

Inventories at September 30, 2007 and December 31, 2006 were valued at the lower of cost or market under the first-in, first-out method. Inventories consist of the following:

	September 30,	December 31,
	2007	2006
	In millions

Raw Materials and Supplies	$74.5	$68.7
Work in Progress	30.5	27.6
Finished Products	124.8	135.0

Total Inventories	$229.8	$231.3

5.	Acquisition Activities

BCH determined and reflected in the allocation of the purchase price the fair values of inventories, property, plant and equipment and intangible assets acquired in both the CPD and Field acquisitions, including

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

patents, trademarks, customer relationships, leases and supply contracts. Additionally, the Company formulated plans to exit or restructure certain activities. Restructuring reserves have been established for employee severance and benefit payments and other plant closure costs for all committed plant closure plans. Severance, benefit and facility closure costs totaling $20.0 million were provided for within the restructuring reserve during the nine months ended September 30, 2007. The valuation and integration plans were finalized in June 2007, resulting in an increase to goodwill and a decrease to property, plant and equipment of $10.9 million. In accordance with the terms of the Field Companies purchase agreement, a final purchase price payment to the seller of $6.2 million was charged to goodwill. The purchase accounting for both acquisitions has been finalized.

6.	Strategic Initiatives and Restructuring Activities

In conjunction with the CPD acquisition and the Field acquisition, the Company formulated plans to exit or restructure certain activities. Restructuring reserves, initially totaling $8.5 million, were established for employee severance and benefit payments and the cost of three plant closures, two of which were announced and completed in 2006. Restructuring reserves for five additional plant closures were established in June 2007, the cost of which was charged to goodwill.

The severance payments and the activities associated with the plant closures are expected to be substantially completed by December 31, 2008. The table below summarizes the transactions within the restructuring reserve during the period December 31, 2006 through September 30, 2007.

	Severance	Facility
	and	Closure
	Benefits	Costs	Total
	In millions

Balance at December 31, 2006	$5.6	$1.3	$6.9
Provision	12.9	7.1	20.0
Payments	(8.1)	(1.5)	(9.6)

Balance at September 30, 2007	$10.4	$6.9	$17.3

7.	Long-Term Debt

Long-term debt consists of the following:

	September 30,	December 31,
	2007	2006
	In millions

First-Lien Term Loan	$816.8	$822.9
Second-Lien Term Loan	330.0	330.0
Revolving credit facility	10.0	10.0
Obligations under capitalized leases	0.2	0.4

Total debt	1,157.0	1,163.3
Less: Current portion of long-term debt	(10.5)	(10.5)

Total long-term debt	$1,146.5	$1,152.8

Bank Credit Facilities

In connection with the CPD acquisition, Altivity and its subsidiaries, Bluegrass Mills Holdings Company, LLC and Altivity Packaging Canada Corp. entered into First-Lien and Second-Lien Credit Agreements on June 30, 2006 (collectively, the “Credit Agreements”). The First-Lien Credit Agreement provides for First-

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

Lien Term Loans and revolving credit facilities. The Second-Lien Credit Agreement provides for Second-Lien Term Loans. The First-Lien Term Loans are payable in quarterly installments of $2.1 million beginning September 30, 2006 and mature June 28, 2013. The Second-Lien Term Loans mature December 31, 2013.

The U.S. revolving credit facility allows for maximum borrowings of $150 million and includes sub-limits on the issuance of letters of credit and swing line loans. A commitment fee of 0.5% is payable on the unused portion of the facilities. At September 30, 2007, the unused portion, after giving consideration to outstanding letters of credit, was $137.2 million. The Canadian revolving credit facility allows for maximum borrowings of $10 million, which was the outstanding balance as of September 30, 2007. The revolving credit facilities mature June 28, 2013.

Initial borrowings of First-Lien and Second-Lien Term Loans and the revolving credit facilities made in connection with the CPD acquisition were $635 million, $250 million and $10 million, respectively. Borrowings of First-Lien and Second-Lien Term Loans made in connection with the Field acquisition were $190 million and $80 million, respectively.

Borrowings bear interest at rates based on the prime rate or LIBOR plus or minus a floating margin based on the Company’s financial performance. The weighted average variable rates of the borrowings under the First-Lien Term Loans, Second-Lien Term Loans and the revolving credit facility as of September 30, 2007 were 7.5%, 10.7% and 7.6%, respectively.

The obligations of the Company under the Credit Agreements are unconditionally guaranteed by Altivity, its U.S. subsidiaries and BCH. The obligations are secured by substantially all assets of the Company and its U.S. subsidiaries, a pledge of the capital stock of the Company and its U.S. subsidiaries and a pledge of 65% of the capital stock of Altivity Packaging Canada Corp. that is directly owned by the Company.

The Credit Agreements contain various covenants and restrictions including the maintenance of certain financial covenants and limitations on; (i) the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (ii) fundamental changes in corporate structure, (iii) dividends, redemptions and repurchases of capital stock, (iv) the sale of assets, (v) investments, (vi) debt repayments and (vii) capital expenditures. The Credit Agreements also require prepayments if the Company exceeds certain cash flow targets, receives proceeds from certain asset sales, receives certain insurance proceeds or incurs certain indebtedness. At September 30, 2007, the Company was in compliance with the financial covenants required by the Credit Agreements.

The Company has entered into interest rate swap contracts effectively fixing the interest rate (before the addition of the floating margin) at 5.1% for a notional amount of $560 million of the First-Lien Term Loans.

Capitalized interest costs totaled nil and $0.3 million for the three months ended September 30, 2007 and 2006, respectively. Capitalized interest costs totaled $0.2 million and $0.9 million for the nine months ended September 30, 2007 and 2006, respectively.

Interest payments made by the Successor totaled $25.2 million and $74.6 million during the three months and nine months ended September 30, 2007, respectively. Interest payments made by SSCE on behalf of the Predecessor totaled $0.1 million and $0.5 million during the three months and six months ended June 30, 2006. Interest payments made by the successor during the three months ended September 30, 2006 totaled $18.3 million.

8.	Financial Instruments

The Company’s derivative instruments and hedging activities are designated as cash flow hedges and are utilized to minimize exposure to fluctuations in the price of commodities used in its operations and the fluctuation in the interest rate on its variable rate debt.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

8.	Financial Instruments — (Continued)

Commodity Derivative Instruments:  The Company uses derivative instruments to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company’s purchases of natural gas used in the manufacturing process. The fair value of the commodity derivative agreements is the estimated amount that the Company would pay or receive to terminate the agreements. As of September 30, 2007, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas transactions is through June 30, 2008.

The fair value of the Company’s commodity derivative instruments at September 30, 2007 was $0.5 million and is included in current accrued liabilities.

Interest Rate Derivative Instruments:  The Company is subject to interest rate risk on its long-term variable rate debt. The fair value of the interest rate derivative agreements is the estimated amount that the Company would pay or receive to terminate the agreements.

During the third quarter of 2006, the Company entered into an interest rate swap agreement at a fixed rate of 5.1% and maturing on December 31, 2009 in order to hedge interest risk on its long-term variable debt. The fair value of the Company’s interest rate derivative instrument at September 30, 2007 was $5.7 million and is included in other non-current liabilities.

9.	Income taxes

The Successor is taxed as a partnership for federal income tax purposes. Its effective tax rate is therefore based on statutory state, local and municipality rates. Its two foreign wholly owned subsidiaries are taxable corporations in the countries in which they operate. Federal income tax laws provide that partnership income is includable in the taxable income of its partners. Accordingly, no provision for U.S. federal income taxes of the Successor has been included in the financial statements.

10.	Employee Benefit Plans

Defined Benefit Plans

The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. The Company also sponsors noncontributory and contributory defined benefit pension plans for its Canadian operations. Certain salaried and hourly employees also participate in health care and postretirement defined benefit plans.

Substantially all employees of the Predecessor participated in noncontributory defined benefit pension plans offered by SSCE. Salaried and certain hourly employees also participated in certain health care and postretirement benefits offered by SSCE. The expense allocated by SSCE to the Predecessor for these pension and postretirement medical plans was $6.1 million and $12.3 million for the three months and six months ended June 30, 2006, respectively. Salaried and hourly employees of the Predecessor also participated in voluntary savings plans offered by SSCE. The Company match for salaried employees of the Predecessor was paid in SSCC common stock, up to an annual maximum.

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

10.	Employee Benefit Plans — (Continued)

The components of net periodic benefit cost for the defined benefit and postretirement benefit plans for the three and nine months ended September 30, 2007 are as follows:

	Defined Benefit Plans		Postretirement Plans
	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2007	2007	2007
	In millions

Service cost	$1.8	$5.3	$0.2	$0.4
Interest cost	0.7	2.1	0.2	0.6
Expected return on plan assets	(0.5)	(1.4)	—	—
Provision for administrative expense	—	—	—	—
Amortization of actuarial losses	—	—	—	—

Net periodic benefit cost	$2.0	$6.0	$0.4	$1.0

The Company made contributions of $4.6 million to its pension plans during the first nine months of 2007. The Company expects to make contributions of approximately $5.8 million for the full year 2007 which includes contributions of $1.2 million in the fourth quarter to meet 2007 minimum funding requirements to its various benefit plans. The Company’s postretirement benefit payments were insignificant during the nine months ending September 30, 2007.

11.	Ownership and profits interest plans

BCH Management, LLC was formed in February 2007 and acquired a 1.34% ownership interest in BCH. The members of BCH Management, LLC are certain of the officers and executive management of the Company, who have acquired ownership interests in BCH Management enabling them to share in the future growth and appreciation of the Company. The proceeds of $9.2 million which BCH Management received from the sale of ownership interests were contributed to BCH as additional capital. In July 2007 the amount was distributed to the owners of BCH.

In addition to the ownership interests, the members of BCH Management, LLC have been granted profits interest units in BCH Management, which correspond to profits interest units of BCH. The profits interests have been valued using the Black-Scholes methodology, resulting in an amount charged to compensation expense of $0.3 million and $0.9 million during the three months and nine months ended September 30, 2007, respectively.

12.	Comprehensive Income (Loss)

The components of comprehensive income (loss) is as follows:

			Nine Months	Three Months	Six Months
	Three Months Ended		Ended	Ended	Ended
	September 30		September 30	September 30	June 30
	Successor	Successor	Successor	Successor	Predecessor
	2007	2006	2007	2006	2006
	In millions

Net Income (Loss)	$6.6	$(11.3)	$(7.9)	$(11.3)	$8.7
Other Comprehensive Income (Loss):
Net Loss on Derivative Instruments	(7.8)	—	(4.1)	—	—

Comprehensive Income (Loss)	$(1.2)	$(11.3)	$(12.0)	$(11.3)	$8.7

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

13.	Contingencies and Other Matters

The Company is engaged in various litigation, environmental contingencies and other legal matters in the normal course of its business none of which, in the opinion of management, are expected to result in an outcome materially adverse to the financial condition of the Company.

14.	Business Segment Information

The Company has three reportable segments:  (1) Folding Carton and Paperboard, (2) Multi-wall Bag and (3) Flexible Packaging/Label. Each segment is a strategic business unit, separately managed and manufacturing distinct products. The Folding Carton and Paperboard segment is highly integrated and includes a system of mills and plants that produces a broad range of coated recycled boxboard convertible into folding cartons. Folding cartons are used primarily to protect products, such as food, detergents, paper products, beverages, and health and beauty aids, while providing point of purchase advertising. The Multi-wall Bag segment converts kraft and specialty paper into multi-wall bags, consumer bags and specialty retail bags. The bags are designed to ship and protect a wide range of industrial and consumer products including fertilizers, chemicals, concrete and pet and food products. The Flexible/Label Packaging segment converts a wide variety of technologically advanced films for use in the food, pharmaceutical and industrial end-markets. Flexible packaging paper and metallicized paper labels and heat transfer labels are used in a wide range of consumer applications.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at agreed upon transfer prices. Management believes the transfer prices approximate market value.

	Successor	Successor	Predecessor
	Nine Months	Three Months	Six Months
	Ended	Ended	Ended
	September 30, 2007	September 30, 2006	June 30, 2006
	In millions

Net Sales:
Folding Carton and Coated Recycled Board	$987.1	$284.0	$443.4
Multi-Wall Bag	354.5	120.7	233.4
Flexible Packaging/Label	169.3	56.0	112.6
Corporate/Other	16.8	2.3	—

Total	$1,527.7	$463.0	$789.4

Income (Loss) From Operations:
Folding Carton and Coated Recycled Board	$90.2	$21.3	$4.6
Multi-Wall Bag	25.0	9.2	6.7
Flexible Packaging/Label	15.5	3.6	3.8
Corporate/Other	(64.9)	(24.1)	—

Total	$65.8	$10.0	$15.1

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

	Successor	Successor
	Three Months	Three Months
	Ended	Ended
	September 30, 2007	September 30, 2006
	In millions

Net Sales:
Folding Carton and Coated Recycled Board	$340.9	$284.0
Multi-Wall Bag	119.9	120.7
Flexible Packaging/Label	60.7	56.0
Corporate/Other	5.9	2.3

Total	$527.4	$463.0

Income (Loss) From Operations:
Folding Carton and Paperboard	$34.7	$21.3
Multi-Wall Bag	7.8	9.2
Flexible Packaging/Label	8.2	3.6
Corporate/Other	(19.1)	(24.1)

Total	$31.6	$10.0

15.	Subsequent Event

On July 9, 2007, Graphic entered into a transaction agreement and agreement and plan of merger (“transaction agreement”) by and among Graphic, Bluegrass Container Holdings, LLC (“BCH”), TPG Bluegrass IV, L.P. (“TPG IV”), TPG Bluegrass IV-AIV 2, L.P. (“TPG IV-AIV”), TPG Bluegrass V, L.P. (“TPG V”), TPG Bluegrass V-AIV 2, L.P. (“TPG V-AIV”), Field Holdings, Inc. (“Field Holdings”), TPG FOF V-A, L.P. (“FOF V-A”), TPG FOF V-B, L.P. (“FOF V-B”), BCH Management, LLC (together with Field Holdings, TPG IV, TPG IV-AIV, TPG V, TPG V-AIV, FOF V-A, FOF V-B and any transferee of their interests in BCH, the “Sellers”), New Giant Corporation, a wholly-owned subsidiary of Graphic (“New Graphic”), and Giant Merger Sub, Inc., a wholly-owned subsidiary of New Graphic (“Merger Sub”). Under the terms of the transaction agreement, Merger Sub will be merged with and into Graphic (the “merger”), and Graphic will become a wholly-owned subsidiary of New Graphic. As a result of the merger, each issued and outstanding share of Graphic’s common stock will be converted into the right to receive one newly issued share of New Graphic common stock. The transaction agreement also provides for each Seller to exchange BCH equity interests owned by each Seller for newly issued shares of New Graphic common stock (the “exchange,” and together with the merger, the “transactions”). Contemporaneously with the closing of the transactions, New Graphic expects to take certain reorganization steps such that BCH will become a wholly-owned subsidiary of Graphic Packaging International, Inc., a direct, wholly-owned subsidiary of Graphic.

The effect of the transactions and post-closing reorganization is that New Graphic will directly hold all of the equity of Graphic and indirectly hold all of the equity interests of BCH. Graphic’s current stockholders will initially own approximately 59.4% of New Graphic’s common stock, while the equity holders of BCH will initially own approximately 40.6% of New Graphic’s common stock, each calculated on a fully diluted basis.